UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
 SECURITIES EXCHANGE ACT OF 1934
Scorpio Tankers Inc.
(Exact Name of Registrant as Specified in Its Charter)
Republic of the Marshall Islands	N/A
(State of Incorporation or Organization)	(IRS Employer Identification No.)
9, Boulevard Charles III, Monaco 98000
(Address of Principal Executive Offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:
Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
7.50% Senior Notes due 2017	The New York Stock Exchange
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c) please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box. ☐
Securities Act registration statement file number to which this form relates: File No. 333-186815 (if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1.                Description of Registrants Securities to be Registered.
A description of the 7.50% Notes due 2017 of Scorpio Tankers Inc. (the “Registrant”) is set forth under the caption “Description of Notes” in the prospectus filed by the Registrant on October 30, 2014, pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which prospectus constitutes a part of the Registrant’s Registration Statement on Form F-3 (Registration No. 333-186815), filed with the Securities and Exchange Commission (the “SEC”), effective February 25, 2013. Such prospectus, in the form in which it is so filed, shall be deemed to be incorporated herein by reference.
Item 2.                Exhibits.
The following exhibits are filed as part of this registration statement:
No.	Exhibit
3.1	Amended and Restated Articles of Incorporation of the Registrant
3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference herein to Exhibit 1.2 to the Registrant’s Annual Report on Form 20-F, filed on June 29, 2010)
4.1	Base Indenture (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Report on Form 6-K, filed with the SEC on May 13, 2014)
4.3	Second Supplemental Indenture (incorporated herein by reference to Exhibit 4.3 to the Registrant’s Report on Form 6-K, filed with the SEC on October 31, 2014)
4.4	Global Note dated October 31, 2014

Exhibit 3.1

APOSTILLE
(Hague Convention of 5 October 1961/Convention de La Haye du 5 Octobre 1961)

1.	Country: The Republic of the Marshall Islands

This Public Document

2.	has been signed by	A. Konstantinou

3.	acting in the capacity of	Deputy Registrar, Republic of the Marshall Islands

4.	bears the seal/stamp	Registrar of Corporation, Republic of the Marshall Islands

Certified

5.	at	Piraeus, Greece	6.	on	June 23, 2014

7.	by	Special Agent, Bureau of Maritime Affairs of the Republic of the Marshall Islands

8.	Number:	P-17023-06/2014

9.	Seal/Stamp	10.	Signature:

REPUBLIC OF THE MARSHALL ISLANDS
REGISTRAR OF CORPORATIONS
 DUPLICATE COPY
The original of this Document was filed in
accordance with Section 5 of the
 Business Corporations Act on
NON RESIDENT
June 23, 2014

Deputy Registry

ARTICLES OF AMENDMENT TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SCORPIO TANKERS INC.
PURSUANT TO SECTION 90 OF
 THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT
The undersigned, Luca Forgione, as the General Counsel of Scorpio Tankers Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands on July 1, 2009 (the “Corporation”), for the purpose of amending the Amended and Restated Articles of Incorporation of said Corporation pursuant to Section 90 of the Business Corporations Act, as amended, hereby certifies that:
1.	The name of the Corporation is: Scorpio Tankers Inc.
2.	The Articles of Incorporation were filed with the Registrar of Corporations on the 1st day of July, 2009.
3.	The Articles of Amendment were filed with the Registrar of Corporations on the 9th day of December, 2009 to change the name of the Corporation to Scorpio Tankers Inc.
4.	The Amended and Restated Articles of Incorporation were filed with the Registrar of Corporations on the 17th day of March 2010.
5.	Section D of the Amended and Restated Articles of Incorporation presently reads as follows:
The aggregate number of shares of stock that the Corporation is authorized to issue is Two Hundred Seventy-Five Million (275,000,000) registered shares, of which Two Hundred Fifty Million (250,000,000) shall be designated common shares with a par value of one United States cent (US $0.01) per share, and Twenty Five Million (25,000,000) shall be designated preferred shares with a par value of one United States cent (US $0.01) per share. The Board of Directors shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such preferred shares.
Section D of the Amended and Restated Articles of Incorporation is hereby amended and restated in its entirety to read as follows:
The aggregate number of shares of stock that the Corporation is authorized to issue is Four Hundred Twenty-Five Million (425,000,000) registered shares, of which Four Hundred Million (400,000,000) shall be designated common shares with a par value of one United States cent (US $0.01) per share, and Twenty Five Million (25,000,000) shall be designated preferred shares with a par value of one United States cent (US $0.01) per share. The Board of Directors shall have the authority to authorize the issuance from time to time of one or more classes of preferred shares with one or more series within any class thereof, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereon as shall be set forth in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such preferred shares.
6.	All of the other provisions of the Amended and Restated Articles of Incorporation shall remain unchanged.
7.	This amendment to the Amended and Restated Articles of Incorporation was authorized by vote of the holders of a majority of the outstanding shares of the Corporation with a right to vote thereon at the meeting of shareholders of the Corporation held on May 29, 2014.

[REMAINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, I have executed this Amendment to the Amended and Restated Articles of Incorporation on this 23rd day of June, 2014.

Name:  Luca Forgione
 Title:  General Counsel

ACKNOWLEDGEMENT
Date: 23rd day of June 2014
I acknowledge that LUCA FORGIONE known to me to be the individual described within, executed the foregoing instrument on 23rd day of June 2014 and that the execution thereof was his/her act and deed.

Exhibit 4.4

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY (AS DEFINED IN THE INDENTURE) OR A NOMINEE THEREOF. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND, UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY, OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY, OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.
UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
CUSIP NO. Y7542C 114
ISIN NO. MHY7542C1140
SCORPIO TANKERS INC.
7.50% SENIOR NOTE DUE 2017
$45,000,000	No.: 1

SCORPIO TANKERS INC., a Marshall Islands corporation (hereinafter called the “Company”, which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of $45,000,000 (FORTY-FIVE MILLION DOLLARS) set forth on Schedule I annexed hereto on October 15, 2017, and to pay interest thereon from and including October 31, 2014 or from the most recent Interest Payment Date on which interest has been paid or duly provided for, quarterly on January 15, April 15, July 15 and October 15 in each year, commencing January 15, 2015, at the rate of 7.50% per annum, until the principal hereof is paid or made available for payment. Interest on this Note shall be computed on the basis of a 360-day year of twelve 30-day months. If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment of interest or principal, as the case may be, shall be made on the next succeeding Business Day as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to such next Business Day. The interest so payable and punctually paid or duly provided for on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on the Regular Record Date for such interest, which shall be January 1, April 1, July 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest which is payable but not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the registered Holder hereof on the relevant Regular Record Date by virtue or having been such Holder, and may be paid to the Person in whose name this Note (or one or more predecessor Notes) is registered at the close of business on a subsequent special record date (which shall be at least 10 days before the payment date) for the payment of such defaulted interest to be fixed by the Company, notice whereof shall be given to the Holders of Notes not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.
Payment of the principal of and interest on this Note (including, without limitation, any purchase price relating to a Change of Control offer to purchase or a Limited Permitted Asset sale offer to purchase) will be made at the office or agency of the Company maintained for that purpose in The Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that, at the option of the Company, interest may be paid by check mailed to the address of the Person entitled thereto as such address shall appear in the Security register; provided, further, that payment to DTC or any successor depository may be made by wire transfer to the account designated by DTC or such successor depository in writing.
This Note is one of a duly authorized issue of securities of the Company designated as its 7.50% Senior Notes due 2017 (herein called the “Notes”), issued and to be issued in one or more series under an Indenture, dated as of May 12, 2014 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), as supplemented by the Second Supplemental Indenture, dated October 31, 2014, between the Company and the Trustee (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes, and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof, initially limited (subject to exceptions provided in the Indenture) to the aggregate principal amount of $45,000,000.
If an Event of Default with respect to the Notes shall occur and be continuing, the principal of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.
The Notes may not be redeemed prior to the Stated Maturity, except as described in Section 3.02 of the Second Supplemental Indenture. The Notes are not subject to any sinking fund.
Upon the occurrence of a Change of Control or a Limited Permitted Asset Sale, each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but excluding the date of purchase, to the extent provided for in the Indenture.
1

The Indenture contains provisions permitting, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of each series issued under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding of each series affected thereby. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Notes of any series at the time Outstanding, on behalf of the Holders of all Notes of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Notes issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note, at the times, place and rate, and in the coin or currency, herein and in the Indenture prescribed.
As provided in the Indenture and subject to certain limitations set forth therein and in this Note, the transfer of this Note may be registered on the Security register upon surrender of this Note for registration of transfer at the office or agency of the Company maintained for that purpose in any place where the principal of and interest on this Note are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
The Notes are issuable only in registered form in the denominations of $25.00 or any integral multiple thereof. As provided in the Indenture and subject to certain limitations set forth in the Indenture, and in this Note, the Notes are exchangeable for a like aggregate principal amount of Notes of this series in different authorized denominations, as requested by the Holders surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith, other than in certain cases provided in the Indenture.
Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
The Indenture contains provisions whereby (i) the Company may be discharged from its obligations with respect to the Notes (subject to certain exceptions) or (ii) the Company may be released from its obligations under specified covenants and agreements in the Indenture, in each case if the Company irrevocably deposits with the Trustee money or U.S. Government Obligations, or a combination thereof, in an amount sufficient, without consideration of any reinvestment, to pay and discharge the entire indebtedness on all Notes of this series, and satisfies certain other conditions, all as more fully provided in the Indenture.

This Note shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made or instruments entered into and, in each case, performed in said State.
All terms used in this Note without definition that are defined in the Indenture shall have the meanings assigned to them in the Indenture.
[Remainder of Page Intentionally Left Blank]
2

IN WITNESS WHEREOF, the Company has caused this Note to be to be duly executed as of the date set forth below.

[Signature Page to 7.50% Senior Note due 2017]
3

Trustee’s Certificate of Authentication
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.
Dated: October 31, 2014

[Certificate of Authentication to 7:50% Senior Note due 2017]

ASSIGNMENT FORM
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto
PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.
Dated:

Signature:

NOTICE:	THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.

Signature Guarantee:
SIGNATURE GUARANTEE
Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

FORM OF PURCHASE NOTICE
If you want to elect to have this Note purchased by the Company pursuant to Section 5.01 of the Second Supplemental Indenture, check the box:
☐
If you want to elect to have only part of this Note purchased by the Company pursuant to Section 5.01 of the Second Supplemental Indenture, state the amount in principal amount: $

Dated:	Your Signature:
(Sign exactly as your name appears on the other side of this Note.)

Signature Guarantee:
(Signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Schedule I

SCHEDULE OF TRANSFERS AND EXCHANGES

The initial principal amount of this Global Security is $45,000,000 (FORTY- FIVE MILLION DOLLARS). The following increases or decreases in principal amount of this Global Security have been made:

Date of Exchange	Amount of Decrease in Principal Amount of this Global Security	Amount of Increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such Decrease or Increase	Signature of Authorized Signatory of trustee or Custodian

Start here

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Dated: November 4, 2014	SCORPIO TANKERS INC.

	By:	/s/ Brian Lee
	Name:	Brian Lee
	Title:	Chief Financial Officer